Exhibit 23:

Consent of B F Borgers, CPA, PC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form S-1 registration statement of The Strip Development, Inc. our report dated January 3, 2014 on our audit of the financial statements of The Strip Development, Inc. as of December 31, 2013 and the related statement of operations, stockholders’ equity (deficit) and cash flow for the year then ended and for the period from inception (June 10, 2013) to December 31, 2013, and the reference to us under the caption “Experts”.

/s/ B F Borgers, CPA, PC
B F Borgers, CPA, PC
Denver, CO
January 3, 2014